UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 24, 2011

TRIUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34828	20-1320630
(State of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

6310 Nancy Ridge Drive, Suite 101

San Diego, CA

(Address of principal executive offices)

92121

(Zip code)

(858) 452-0370

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 24, 2010, Trius Therapeutics, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Purchasers”) pursuant to which the Company agreed to sell an aggregate of 4,750,000 units, with each unit consisting of (i) one share of Common Stock, $0.0001 par value per share (the “Shares”), and (ii) a warrant to purchase 0.35 shares of Common Stock (the “Warrants”). The purchase price per unit is $6.35. Piper Jaffray & Co. served as the Company’s lead placement agent and Ladenburg Thalmann & Co. Inc. served as co-placement agent in the private placement (collectively, the “Placement Agents”) and Citigroup Global Markets Inc. served as the Company’s financial advisor in connection with the private placement (together with the Placement Agents, the “Agents”).

The Warrants will be exercisable for a period of five years commencing on November 27, 2011 at a per share exercise price of $8.50 per share, subject to certain adjustments as specified in the warrants. The closing of the transaction is expected to occur on or about May 31, 2011, subject to the satisfaction of customary closing conditions. Upon closing of the transaction, the Company expects to receive gross proceeds of approximately $30.2 million from the sale of the Shares and Warrants (collectively, the “Securities”) and will use the net proceeds to fund the continued clinical development of torezolid phosphate, and for general corporate purposes.

The Securities Purchase Agreement includes representations, warranties and covenants customary for a transaction of this type. The Securities issued in the private placement will be sold pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. In accordance with the terms of the Securities Purchase Agreement, each Purchaser will deposit funds in a non-interest bearing escrow account on or before the closing. The net proceeds of the private placement will be released to the Company from the escrowed funds on the closing date of the private placement. In addition, a placement fee of 6.0% of the gross proceeds of all Securities sold in the private placement will be released to the Agents at closing from the escrowed funds.

In connection with the private placement, the Company has entered into a registration rights agreement, dated May 24, 2011 (the “Registration Rights Agreement”) with each Purchaser. The Registration Rights Agreement provides that the Company will file a “resale” registration statement (the “Initial Registration Statement”) covering all of the Shares and the Warrant Shares, up to the maximum number of shares able to be registered pursuant to applicable Securities and Exchange Commission regulations, within 30 days of the closing of the private placement. If any Shares or Warrant Shares are unable to be included on the Initial Registration Statement, the Company has agreed to file subsequent registration statements until all the Shares and Warrant Shares have been registered. Under the terms of the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of the “resale” registration statement until the earlier of (i) all securities therein are sold or otherwise can be sold pursuant to Rule 144, without any restrictions, or (ii) two years following the closing date of the private placement. The Registration Rights Agreement contains customary terms and conditions for a transaction of this type, including certain customary cash penalties on the Company for its failure to satisfy specified filing and effectiveness time periods.

The foregoing description of each of the Securities Purchase Agreement, the Registration Rights Agreement and the form of Warrant is qualified in its entirety by reference thereto, which are filed as Exhibits 10.1, 10.2 and 4.1 to this Current Report, respectively, and are incorporated herein by reference. The press release announcing the private placement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the unregistered sale of equity securities is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Warrant

10.1	Form of the Securities Purchase Agreement dated May 24, 2011 by and among the Company and the Purchasers listed therein

10.2	Form of the Registration Rights Agreement dated May 24, 2011 by and between the Company and the Purchasers listed therein

99.1	Press Release dated May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trius Therapeutics, Inc.

Dated: May 25, 2011	By:	/S/ John P. Schmid
	Name:	John P. Schmid
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Form of Warrant

10.1	Form of the Securities Purchase Agreement dated May 24, 2011 by and among the Company and the Purchasers identified therein

10.2	Form of the Registration Rights Agreement dated May 24, 2011 by and between the Company and the Purchasers identified therein

99.1	Press Release dated May 25, 2011